EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. joint report on Form 10-K for the year ended December 31, 2012 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated February 28, 2012 (except for the segment information presented in Notes 2, 3, 9, and 22 of the financial statements included in the December 31, 2012 Form 10-K of Federal-Mogul Corporation (not presented herein) as to which the date is February 27, 2013) which is included in Federal-Mogul Corporation's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/Ernst & Young LLP

Detroit, Michigan
March 14, 2013